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                                                                    Exhibit 99.1

                        FEDERAL REALTY INVESTMENT TRUST
                         2001 LONG-TERM INCENTIVE PLAN

  Federal Realty Investment Trust, a Maryland real estate investment trust (the "Trust"), sets forth herein the terms of the Trust's 2001 Long-Term Incentive Plan (the "Plan").

1. PURPOSE

  The purpose of the Plan is to enhance the Trust's ability to attract, retain, and compensate highly qualified officers, key employees, and other persons, and to motivate such officers, key employees, and other persons to serve the Trust and its Affiliates (as defined herein) and to expend maximum effort to improve the business results and earnings of the Trust, by providing to such officers, key employees and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Trust and with other financial incentives. To this end, the Plan provides for the grant of share options, share appreciation rights, restricted shares, restricted share units, deferred share awards, unrestricted share awards, performance share awards, dividend equivalent rights, performance awards and annual incentive awards in accordance with the terms hereof. Share options granted under the Plan may be non-qualified share options or incentive share options, as provided herein.

2. DEFINITIONS

  For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

  2.1 "Acceptance Date" means the date, no later than the twentieth (20th) Business Day after the offer date, on which a Grantee accepts an offer to purchase Shares made pursuant to a Share Purchase Award.

  2.2 "Affiliate" means, with respect to the Trust, any company or other trade or business that controls, is controlled by or is under common control with the Trust within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

  2.3 "Annual Incentive Award" means a conditional right granted to a Grantee under Section 20.3.2 hereof to receive Shares or another Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

  2.4 "Annual Retainer" means the total amount which is determined each year by the Board to be payable to each Outside Trustee for services during such year as an Outside Trustee and as a member of a committee or committees of the Board.

  2.5 "Annual Retainer Payment Date" means July 1 or any other date determined each year by the Board as the date on which the Annual Retainer for such year shall be paid.

  2.6 "Award" means a grant of an Option, Share Appreciation Rights, Restricted Shares, Restricted Share Unit, Deferred Shares, Share Purchase Award, Unrestricted Shares, Performance Shares, Dividend Equivalent Rights, Performance or Annual Incentive Awards under the Plan.

  2.7 "Award Agreement" means the written agreement between the Trust and a Grantee that evidences and sets out the terms and conditions of an Award.


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  2.8  "Beneficial Ownership" means ownership within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

  2.9 "Benefit Arrangement" shall have the meaning set forth in Section 21 hereof.

  2.10 "Board" means the Board of Trustees of the Trust.

  2.11 "Business Day" means any day on which the New York Stock Exchange is open for trading.

  2.12 "Cause" means, as determined by the Board and unless otherwise provided in an applicable employment or other agreement with the Trust or an Affiliate,
Grantee's: (i) failure (other than failure due to disability) to substantially perform his duties with the Trust or an Affiliate, which failure remains uncured after written notice thereof and the expiration of a reasonable period of time thereafter in which the Grantee is diligently pursuing cure; (ii) willful misconduct which is demonstrably injurious to the Trust or an Affiliate, monetarily or otherwise; (iii) breach of fiduciary duty involving personal profit; or (iv) willful violation in the course of performing his duties for the Trust of any law, rule or regulation (other than traffic violations or misdemeanor offenses).

  2.13 "Change in Control" means any of the events set forth below; provided, however, that the Committee, in its sole discretion, may specify a different definition of Change in Control in any Award Agreement and, in such event, the definition of Change in Control set forth in the Award Agreement shall apply to the Award granted under such Award Agreement:

  (a) An acquisition in one or more transactions (other than directly from the Trust or pursuant to options granted under this Plan or otherwise by the Trust) of any Trust Voting Securities by any Person immediately after which such Person has Beneficial Ownership of 20% or more of the combined voting power of the then outstanding Trust Voting Securities; provided, however, in determining whether a Change in Control has occurred, Trust Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Trust or (y) a Subsidiary, (ii) the Trust or any Subsidiary, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

  (b) The individuals who, as of the date of this Plan, are members of the Trustees (the "Incumbent Trustees"), cease for any reason to constitute at least two-thirds of the Trustees; provided, however, that if the election, or nomination for election by the Trust's shareholders, of any new member was approved by a vote of at least two-thirds of the Incumbent Trustees, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Trustees; provided, further, however, that no individual shall be considered a member of the Incumbent Trustees if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Trustees (a "Proxy Contest"), including, without limitation, by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

  (c) Approval by shareholders of the Trust of

    (1) A merger, consolidation or other reorganization involving the Trust, unless:

      (i) the shareholders of the Trust, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or other reorganization, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such merger, consolidation or other reorganization (the "Surviving Person") in substantially the same proportion as their ownership of the Trust Voting Securities immediately before such merger, consolidation or other reorganization,

      (ii) the individuals who were members of the Incumbent Trustees immediately prior to the execution of the agreement providing for such merger, consolidation or other reorganization constitute at least two-thirds of the members of the governing board of the Surviving Person,

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      (iii) no Person (other than the Trust or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Trust or any Subsidiary, or any Person which, immediately prior to such merger, consolidation, or other reorganization had Beneficial Ownership of 20% or more of the then outstanding Trust Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Person's then outstanding voting securities, and

    A transaction described in clauses (i) through (iii) shall herein be referred to as a "Non-Control Transaction,"

    (2) A complete liquidation or dissolution of the Trust; or

    (3) An agreement for the sale or other disposition of all or substantially all of the assets of the Trust to any Person (other than a transfer to a Subsidiary).

  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Trust Voting Securities as a result of the acquisition of Trust Voting Securities by the Trust which, by reducing the number of Trust Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Trust Voting Securities by the Trust, and after such share acquisition by the Trust, the Subject Person becomes the Beneficial Owner of any additional Trust Voting Securities which increases the percentage of the then outstanding Trust Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (ii) if the Trust (a) establishes a wholly-owned subsidiary ("Holding Company"), (b) causes the Holding Company to establish a wholly-owned subsidiary ("Merger Sub"), and (c) merges with Merger Sub, with the Trust as the surviving entity (such transactions collectively are referred as the "Reorganization"). Immediately following the completion of the Reorganization, all references to the Trust Voting Securities shall be deemed to refer to the voting securities of the Holding Company.

  2.14 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

  2.15 "Committee" means a committee of, and designated from time to time by resolution of, the Board, which shall consist of no fewer than two members of the Board; provided, that, if the Committee consists of less than the entire Board, each member shall be a "Non-Employee Director" within the meaning of Exchange Act Rule 16b-3 and to the extent necessary for any Award intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee, whether or not it consists of the entire Board, shall be an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

  2.16 "Covered Employee" means a Grantee who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

  2.17 "Deferred Shares" means a right, granted to a Grantee under Section 14 hereof, to receive Shares, cash or a combination thereof at the end of a specified deferral period.

  2.18 "Disability" means any physical or mental injury or disease which renders a Grantee incapable of meeting the requirements of the employment performed by such Grantee immediately prior to the commencement of such disability. The determination of whether a Grantee is disabled shall be made by the Committee in its sole discretion. Notwithstanding the foregoing, if a Grantee's employment by the Trust terminates by reason of a disability, as defined in an employment or other agreement between such Grantee and the Trust, such Grantee shall be deemed to be disabled for purposes of the Plan.

  2.19 "Dividend Equivalent" means a right, granted to a Grantee under Section 18 hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

  2.20 "Effective Date" means the date on which the Plan is approved by the Board.


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  2.21 "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

  2.22 "Fair Market Value" means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, or are publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares are reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by the Board in good faith.

  2.23 "Family Member" means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.

  2.24 "Good Reason" means, as determined by the Board and unless otherwise provided in an applicable employment or other agreement between the Grantee and the Trust or an Affiliate, without the Grantee's consent: (i) a material reduction in the Grantee's responsibilities, duties, authority, or title, (ii) the transfer of the Grantee to a place of employment that is more than sixty
(60) miles from the Grantee's current place of employment, or (iii) a material reduction in the Grantee's salary.

  2.25 "Grant Date" means, as determined by the Board or authorized Committee, the latest to occur of (i) the date as of which the Board approves an Award,
(ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.

  2.26 "Grantee" means a person who receives or holds an Award under the Plan.

  2.27 "Incentive Share Option" means an "incentive share option" within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

  2.28 "Interest" means the amount of interest accrued on a Purchase Loan or a Tax Loan made to a Grantee during the relevant period. Interest on a Purchase Loan or a Tax Loan shall accrue at a fixed rate per annum equal to the lesser of (a) the Trust's borrowing rate and (b) the amount of cash dividend paid on one Share for the calendar year preceding the Acceptance Date divided by the Share price, or such other interest rate as the Committee, in its sole discretion, determines. The interest rate for a Tax Loan shall be identical to the interest rate charged on the related Purchase Loan. In no event, however, shall such rates be greater than the maximum rate chargeable to consumers under the usury laws of the State of Maryland.

  2.29 "Involuntary Termination" means a termination of the Grantee's Service by the Trust or its successor other than for Cause or a termination of the Grantee's Service by the Grantee for Good Reason.

  2.30 "Non-qualified Share Option" means an Option that is not an Incentive Share Option.

  2.31 "Option" means an Incentive Share Option or Non-qualified Share Option to purchase one or more Shares pursuant to the Plan.

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  2.32 "Option Price" means the purchase price for each Share subject to an
Option.

  2.33 "Other Agreement" shall have the meaning set forth in Section 21 hereof.

  2.34 "Outside Trustee" means a member of the Board who is not an officer or employee of the Trust.

  2.35 "Performance Award" means a conditional right granted to a Grantee under
Section 20.3 hereof to receive Shares or another Award after the end of a period of up to 15 years.

  2.36 "Performance Share Award" means an Award granted pursuant to Section 17.

  2.37 "Person" means "person" as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including, without limitation, any individual, firm, corporation, partnership, joint venture, association, trust or other entity, or any group of Persons.

  2.38 "Plan" means this Federal Realty Investment Trust 2001 Long-Term Incentive Plan.

  2.39 "Purchase Loan" means the loan provided to a Grantee by the Trust to facilitate the Grantee's purchase of Shares pursuant to a Share Purchase Award.

  2.40 "Purchase Loan Term" means the period for repayment and satisfaction of a Purchase Loan.

  2.41 "Reporting Person" means a person who is required to file reports under
Section 16(a) of the Exchange Act.

  2.42 "Restricted Period" means the period during which Restricted Shares or Restricted Share Units are subject to restrictions or conditions pursuant to
Section 13.2 hereof.

  2.43 "Restricted Shares" means Shares, awarded to a Grantee pursuant to
Section 13 hereof, that are subject to restrictions and to a risk of forfeiture.

  2.44 "Restricted Share Unit" means a unit awarded to a Grantee pursuant to
Section 13 hereof, which represents a conditional right to receive a Share in the future, and which is subject to restrictions and to a risk of forfeiture.

  2.45 "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

  2.46 "Service" means service as an employee, officer, trustee or other Service Provider of the Trust or an Affiliate. A change in a Grantee's duties or position shall not constitute a termination of Service; provided, that, the change of a Grantee's status from an employee to a Service Provider shall result in a termination of Service unless the Board determines otherwise by so providing in the applicable Award Agreement or by making such a determination at the time the Grantee's status changes. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

  2.47 "Service Provider" means a consultant or adviser to the Trust, a manager of the Trust's properties or affairs, or other similar service provider or Affiliate, and employees of any of the foregoing, as such persons may be designated from time to time by the Board pursuant to Section 6 hereof.

  2.48 "Share" means the common shares of beneficial interest, par value $.01, of the Trust.

  2.49 "Share Appreciation Right" or "SAR" means a right granted to a Grantee under Section 12 hereof.

  2.50 "Share Purchase Award" means an Award, granted in accordance with
Section 15, of the right to acquire Shares.


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  2.51 "Share Purchase Award Price" means the number of Shares in a Grantee's
Share Purchase Award multiplied by the Share price.

  2.52 "Subsidiary" means any "subsidiary corporation" of the Trust within the meaning of Section 424(f) of the Code.

  2.53 "Tax Loan" means a loan (or loans) offered to and accepted by a Grantee to offset all or a portion of federal and state taxes that a Grantee incurs as a result of the Trust's forgiveness of his Purchase Loan.

  2.54 "Termination Date" means the date upon which an Option shall terminate or expire, as set forth in Section 10.2 hereof.

  2.55 "Trust" means Federal Realty Investment Trust.

  2.56 "Trust Voting Securities" means the combined voting power of all outstanding voting securities of the Trust entitled to vote generally in the election of the Trustees.

  2.57 "Unrestricted Share Award" means an Award granted pursuant to Section 16 hereof.

3. ADMINISTRATION OF THE PLAN

  3.1. Board.

  The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Trust's declaration of trust and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Trust's declaration of trust and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final and conclusive. To the extent permitted by law, the Board may delegate its authority under the Plan to a member of the Board or to an executive officer of the Trust who is a member of the Board, or to a Committee as provided in
Section 3.2.

  3.2. Committee.

  The Board from time to time may delegate to a Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and in other applicable provisions, as the Board shall determine, consistent with the declaration of trust and by-laws of the Trust and applicable law. In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board or an executive officer of the Trust who is a member of the Board.

  3.3. Terms of Awards.

  Subject to the other terms and conditions of the Plan, the Board shall have full and final authority:

  (i) to designate Grantees,

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  (ii) to determine the type or types of Awards to be made to a Grantee,

  (iii) to determine the number of Shares to be subject to an Award,

  (iv) to establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Share Options),

  (v) to prescribe the form of each Award Agreement evidencing an Award,

  (vi) to amend, modify, or supplement the terms of any outstanding Award,

  (vii) in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom, and

  (viii) to the extent that the Board in its sole discretion deems it necessary or desirable, to lend money to a Grantee for purposes of (a) exercising his or her rights under an Award hereunder or (b) paying any income tax liability related to an Award; provided, however, that Non-Employee Trustees shall not be eligible to receive such loans. Such a loan shall be evidenced by a promissory note payable to the order of the Trust executed by the Grantee and containing such other terms and conditions as the Board may deem desirable.

  As a condition to any subsequent Award, the Board shall have the right, at its discretion, to require Grantees to return to the Trust any Awards previously made under the Plan. Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Board at the time the new Award is made. The Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Trust, any Affiliate, or any business entity to be acquired by the Trust or an Affiliate. The Trust may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Trust or any Affiliate thereof or any confidentiality obligation with respect to the Trust or any Affiliate thereof or otherwise in competition with the Trust or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Trust may annul an Award if the Grantee is an employee of the Trust or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable. The grant of any Award under the Plan shall be contingent on the Grantee executing the applicable Award Agreement.

  3.4. No Liability.

  No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

4. SHARES SUBJECT TO THE PLAN

  Subject to adjustment as provided in Section 24 hereof, the number of Shares available for issuance under the Plan shall be One Million Seven Hundred Fifty Thousand (1,750,000). Shares issued or to be issued under the Plan shall be authorized but unissued shares. If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares subject thereto, then the number of Shares counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the exercise price of any Option granted under the Plan is satisfied by tendering Shares to the Trust (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

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5. EFFECTIVE DATE AND TERM OF THE PLAN

  5.1. Effective Date.

  The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Trust's shareholders within one year of the Effective Date. Upon approval of the Plan by the shareholders of the Trust as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the shareholders of the Trust had approved the Plan on the Effective Date. If the shareholders fail to approve the Plan within one year after the Effective Date, any Awards made hereunder shall be null and void and of no effect.

  5.2. Term.

  The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in Section 23.

6. AWARD ELIGIBILITY

  6.1. Trust or Subsidiary Employees; Service Providers; Other Persons.

  Subject to Section 7, Awards may be made under the Plan to: (i) any employee of, or a Service Provider to, the Trust or of any Affiliate, including any such employee or Service Provider who is an officer or trustee of the Trust, or of any Affiliate, as the Board shall determine and designate from time to time,
(ii) any Outside Trustee, and (iii) any other individual whose participation in the Plan is determined to be in the best interests of the Trust by the Board.

  6.2. Successive Awards.

  An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

7. LIMITATIONS ON GRANTS

  7.1. Limitation on Shares Subject to Awards.

  During any time when the Trust has a class of equity security registered under Section 12 of the Exchange Act, (i) no Grantee (other than the Chief Executive Officer of the Trust) may be granted Awards (other than Dividend Equivalent Rights) in the aggregate in respect of more than 250,000 Shares per calendar year, (ii) the Chief Executive Officer of the Trust may not be granted Awards (other than Dividend Equivalent Rights) in the aggregate in respect of more than 500,000 Shares per calendar year, (iii) no Grantee (other than the Chief Executive Officer of the Trust) may be granted Dividend Equivalent Rights with respect to more than 250,000 Shares per calendar year, and (iv) the Chief Executive Officer of the Trust may not be granted Dividend Equivalent Rights with respect to more than 500,000 Shares per calendar year. The preceding limitations in this Section 7.1 are subject to adjustment as provided in
Section 24 hereof.

  7.2. Limitations on Incentive Share Options.

  An Option shall constitute an Incentive Share Option only (i) if the Grantee of such Option is an employee of the Trust or any Subsidiary of the Trust; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Share Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee's employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

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8. AWARD AGREEMENT

  Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, to be executed by the Trust and by the Grantee, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Share Options or Incentive Share Options, and in the absence of such specification such Options shall be deemed Non-qualified Share Options.

9. OPTION PRICE

  The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price shall be at least the aggregate Fair Market Value on the Grant Date of the Shares subject to the Option; provided, however, that in the event that a Grantee would otherwise be ineligible to receive an Incentive Share Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the Trust's outstanding Shares), the Option Price of an Option granted to such Grantee that is intended to be an Incentive Share Option shall be not less than the greater of the par value of a Share or 110 percent of the Fair Market Value of a Share on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a Share.

10. VESTING, TERM AND EXERCISE OF OPTIONS

  10.1. Vesting.

  Subject to Sections 10.2 and 24.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this
Section 10.1, fractional numbers of Shares subject to an Option shall be rounded down to the next nearest whole number. The Board may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee's Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee's Service, (iii) immediate forfeiture of the Option in the event the Grantee's Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Trust's right of repurchase with respect to unvested Shares.

  10.2. Term.

  Each Option granted under the Plan shall terminate, and all rights to purchase Shares thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option (the "Termination Date"); provided, however, that in the event that the Grantee would otherwise be ineligible to receive an Incentive Share Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the outstanding Shares), an Option granted to such Grantee that is intended to be an Incentive Share Option shall not be exercisable after the expiration of five years from its Grant Date.

  10.3. Acceleration.

  Any limitation on the exercise of an Option contained in any Award Agreement may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised. Notwithstanding any other provision of the Plan, no Option shall be exercisable in whole or in part prior to the date the Plan is approved by the shareholders of the Trust as provided in Section 5.1 hereof.

  10.4. Termination of Service.

  Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee's Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

  10.5. Limitations on Exercise of Option.

  Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the shareholders of the Trust as provided herein, or after ten years following the Grant Date, or after the occurrence of an event referred to in Section 24 hereof which results in termination of the Option.

  10.6. Method of Exercise.

  An Option that is exercisable may be exercised by the Grantee's delivery to the Trust of written notice of exercise on any Business Day, at the Trust's principal executive office, addressed to the attention of the Secretary of the Trust or the Chief Financial Officer of the Trust. Such notice shall specify the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price, in accordance with
Section 10.7, of the Shares for which the Option is being exercised. The minimum number of Shares with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 Shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of Shares available for purchase under the Option at the time of exercise.

  10.7. Form of Payment.

  Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents acceptable to the Trust; (ii) through the tender to the Trust of Shares, which Shares, if acquired from the Trust, shall have been held for at least six months and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise; (iii) if authorized by the Committee in the Award Agreement, a full recourse promissory note secured by the Shares or (iv) by a combination of the methods described in (i), (ii), and (iii). Notwithstanding the foregoing, unless the Board provides otherwise in the Award Agreement, payment in full of the Option Price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the Shares for which the Option is exercised be delivered to a licensed broker acceptable to the Trust as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Trust cash (or cash equivalents acceptable to the Trust) equal to the Option Price for the Shares purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Trust may in its judgment be required to withhold with respect to the exercise of the Option. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect.

  10.8. Rights of Holders of Options.

  Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. Except as provided in Section 24 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

  10.9. Delivery of Share Certificates.

  Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a share certificate or certificates evidencing his or her ownership of the Shares subject to the Option.

11. TRANSFERABILITY OF OPTIONS

  11.1. Transferability of Options.

  Except as provided in Section 11.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise an Option. Except as provided in Section 11.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

  11.2. Family Transfers.

  If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Share Option to any Family Member. For the purpose of this Section 11.2, a "not for value" transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 11.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this
Section 11.2 or by will or the laws of descent and distribution. The events of termination of Service of Section 10.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in Section 10.4.

12. SHARE APPRECIATION RIGHTS

  The Board is authorized to grant SARs to Grantees on the following terms and conditions:

  12.1. Right to Payment.

  A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the SAR as determined by the Board. The grant price of an SAR shall not be less than the Fair Market Value of a Share on the date of grant except as provided in Section 20.1.

  12.2. Other Terms.

  The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

13. RESTRICTED SHARES

  13.1. Grant of Restricted Shares or Restricted Share Units.

  The Board may from time to time grant Restricted Shares or Restricted Share Units to persons eligible to receive Awards under Section 6 hereof, subject to such restrictions, conditions and other terms as the Board may determine. To the extent that the Board determines that the vesting of a Restricted Share Award shall be subject to the satisfaction of performance criteria, the Award may be designated by the Board as a Performance Award in accordance with
Section 20.3.

  13.2. Restrictions.

  At the time a grant of Restricted Shares or Restricted Share Units is made, the Board shall establish a period of time (the "Restricted Period") applicable to such Restricted Shares or Restricted Share Units. Each Award of Restricted Shares or Restricted Share Units may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a grant of Restricted Shares or Restricted Share Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Shares or Restricted Share Units in accordance with Section 20.3.1 and 20.3.2. Neither Restricted Shares nor Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Shares or Restricted Share Units.

  13.3. Restricted Share Certificates.

  The Trust shall issue, in the name of each Grantee to whom Restricted Shares have been granted, share certificates representing the total number of Restricted Shares granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either
(i) the Secretary of the Trust or the Chief Financial Officer of the Trust shall hold such certificates for the Grantee's benefit until such time as the Restricted Shares are forfeited to the Trust or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

  13.4. Rights of Holders of Restricted Shares.

  Unless the Board otherwise provides in an Award Agreement, holders of Restricted Shares shall have the right to vote such Shares and the right to receive any dividends declared or paid with respect to such Shares. The Board may provide that any dividends paid on Restricted Shares must be reinvested in Shares, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Shares. All distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

  13.5. Rights of Holders of Restricted Share Units.

  Unless the Board otherwise provides in an Award Agreement, holders of Restricted Share Units shall have no rights as shareholders of the Trust. The Board may provide in an Award Agreement evidencing a grant of Restricted Share Units that the holder of such Restricted Share Units shall be entitled to receive, upon the Trust's payment of a cash dividend on its outstanding Shares, a cash payment for each Restricted Share Unit held equal to the per-share dividend paid on the Shares. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Share Units at a price per unit equal to the Fair Market Value of a Share on the date that such dividend is paid.

  13.6. Termination of Service.

  Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee's Service, any Restricted Shares or Restricted Share Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Shares or Restricted Share Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Shares or any right to receive dividends with respect to Restricted Shares or Restricted Share Units.

  13.7. Delivery of Shares and Payment Therefor.

  Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to Restricted Shares or Restricted Share Units shall lapse, and a share certificate for such Shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee's beneficiary or estate, as the case may be.

14. DEFERRED SHARE AWARDS

  14.1. Nature of Deferred Share Awards.

  A Deferred Share Award is an Award of phantom share units to a Grantee, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing Service and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such agreement shall be determined by the Board, and such terms and conditions may differ among individual Awards and Grantees. At the end of the deferral period, the Deferred Share Award, to the extent vested, shall be paid to the Grantee in the form of Shares.

  14.2. Election to Receive Deferred Share Awards in Lieu of Compensation.

  The Board may, in its sole discretion, permit a Grantee to elect to receive a portion of the cash compensation or Restricted Share Award otherwise due to such Grantee in the form of a Deferred Share Award. Any such election shall be made in writing and shall be delivered to the Trust no later than the date specified by the Board and in accordance with rules and procedures established by the Board. The Board shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Board deems appropriate.

  14.3. Rights as a Shareholder.

  During the deferral period, a Grantee shall have no rights as a Shareholder; provided, however, that the Grantee may be credited with Dividend Equivalent Rights with respect to the phantom share units underlying his Deferred Share Award, subject to such terms and conditions as the Board may determine.

  14.4. Restrictions on Transfer.

  A Deferred Share Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

  14.5. Termination.

  Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee's right in all Deferred Share Awards that have not vested shall automatically terminate upon the Grantee's termination of Service for any reason.

15. SHARE PURCHASE AWARD

  15.1. Grant of Share Purchase Award.

  The Committee, in its sole discretion, may grant Share Purchase Awards to Grantees either alone or in addition to other Awards granted under the Plan. A Share Purchase Award shall consist of the right to purchase Shares of the Trust and to pay for such Shares either in cash or through a Purchase Loan or a combination of both, in the Committee's sole discretion. A Grantee shall have until 5:00 P.M. on the twentieth (20th) Business Day following his offer date to accept a Share Purchase Award and sign an Award Agreement relating to the Share Purchase Award.

  15.2. Terms of Purchase Loans and Tax Loans.

  (a) Purchase Loan. The Trust shall provide to each Grantee who accepts a Share Purchase Award a Purchase Loan in the principal amount equal to the portion of the Share Purchase Award Price designated by the Committee as not payable in cash. Each Purchase Loan shall be evidenced by a promissory note. The term of the Purchase Loan shall be such period of time as may be determined by the Committee, in its sole discretion, but, payable in full upon termination of Service subject to the terms of this Section 15, and the proceeds of the Purchase Loan shall be used exclusively by the Grantee for payment of the Share Purchase Award Price.

      (i) Interest on Purchase Loan. From the Acceptance Date until the Grantee's Purchase Loan is forgiven, paid in full or otherwise satisfied in full, Interest on the outstanding balance of the Purchase Loan shall accrue and be payable quarterly in arrears on each date of payment of a cash dividend on the Shares purchased by the Grantee pursuant to a Share Purchase Award. If no quarterly cash dividend is paid on the Shares for a quarter, Interest shall accrue (without any interest thereon) on the last day of the quarter, and shall be satisfied from future cash dividends paid on such Shares as provided for in Section 15.3(b) hereof. Any accrued but unpaid Interest on a Purchase Loan shall be due on the last day of the Purchase Loan Term.

      (ii) Forgiveness of Purchase Loan. Subject to Section 15.2(a)(iii), the Committee shall have the right, in its sole discretion, at the offer date, to determine (i) the extent to which the Trust shall forgive the repayment of all or a portion of a Purchase Loan and (ii) the terms of such forgiveness. To the extent necessary for the forgiveness of a Purchase Loan intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, the terms and conditions of the Purchase Loan shall be such that forgiveness of the Purchase Loan is contingent upon the attainment of specified performance goals within the Award Period, as provided for in Section 20.3, and such Purchase Loan shall be treated as a Performance Award for purposes of Section 20.3.

      (iii) Effect of a Change in Control. Unless otherwise provided in the Award Agreement, in the event of a Change in Control and if the Grantee experiences an Involuntary Termination within one year following the consummation of the Change in Control, the outstanding balance and Interest due on any Purchase Loan will be completely forgiven as of the date of the Grantee's Involuntary Termination.

  (b) Tax Loan. In order to provide a Grantee cash to fulfill federal, state and local tax obligations arising as a result of the forgiveness of a Purchase Loan, the Committee may, in its sole discretion, offer a Tax Loan to a Grantee subject to such terms as the Committee, in its sole discretion, determines. The Tax Loan shall be prepayable, in whole or in part, at any time and from time to time, without penalty.

      (i) Interest on Tax Loan. Each Tax Loan shall bear Interest at a rate identical to the rate of Interest charged on the Grantee's Purchase Loan and shall be evidenced by a promissory note. Interest on each Tax Loan, or any balance thereof, shall accrue and be payable quarterly in arrears on the same date and in the same manner as Interest on a Purchase Loan, as provided in Sections 15.2(a)(i) and 15.3(b) of the Plan, until such Tax Loan is paid in full.

  15.3. Security for Loans.

  (a) Stock Power. Purchase Loans and Tax Loans granted to Grantees shall be secured by a pledge of the Shares acquired with a Purchase Loan pursuant to a Share Purchase Award. Except as the Committee may otherwise determine, such loans shall be full recourse with respect to a Grantee. The share certificates for the Shares purchased by a Grantee under the Plan shall be issued in the Grantee's name, but shall be held as security for repayment of the Grantee's Purchase Loan and/or any Tax Loan by the Chief Financial Officer of the Trust (or for a Share Purchase Award made to the Chief Financial Officer, by the Chief Executive Officer) together with a stock power executed in blank by the Grantee (the execution and delivery of which by the Grantee shall be a condition to the issuance of the Share Purchase Award). During the Purchase Loan Term, the Grantee shall be entitled to exercise all rights applicable to such Shares, including, without limitation, the right to vote such Shares and, subject to Section 15.3(b), the right to receive dividends paid on such Shares. When the Purchase Loan and any accrued but unpaid Interest thereon has been repaid or otherwise satisfied in full, the Chief Financial Officer (or Chief Executive Officer, as the case may be) shall deliver to the Grantee the share certificates for the Shares purchased by a Grantee under the Plan, other than the Shares, if any, retained as collateral for the Tax Loan under Section 15.3(c), provided the Grantee executes and delivers to the Chief Financial Officer (or Chief Executive Officer, as the case may be) a substitute stock power for any share certificates representing the portion of the Share Purchase Award retained by the Trust to secure repayment of any Tax Loan and any accrued but unpaid Interest thereon, as provided for in Section 15.3(c) of this Plan.

  (b) Assignment of Dividends. To secure repayment of the Grantee's Purchase Loan, Tax Loan and Interest, each Grantee shall also execute an assignment to the Trust of all cash dividends paid on the Shares purchased by the Grantee with a Purchase Loan pursuant to a Share Purchase Award. The Trust shall deduct from each cash dividend paid by the Trust on such Shares an amount equal to the Interest due to the Trust for that quarter on the Grantee's Purchase Loan, and Tax Loan, if any, and shall also deduct accrued but unpaid Interest on the Purchase and Tax Loan, such deductions to be made in the following order: (i) first to satisfy the Interest due on the Purchase Loan for that quarter, (ii) second to satisfy the Interest due on the Tax Loan for that quarter, (iii) third to satisfy any accrued but unpaid Interest on the Purchase Loan, and (iv) fourth to satisfy any accrued but unpaid Interest on the Tax Loan. To the extent that the cash dividend exceeds the total of the foregoing subsections
(i) through (iv), the Trust shall distribute the remainder of the dividend to the Grantee. In the event the Interest due on the Grantee's Purchase Loan and Tax Loan is greater than the cash dividend paid that quarter on such Shares (or if the dividend is insufficient to repay accrued but unpaid Interest from previous quarters), such unpaid Interest shall accrue and be payable in each succeeding quarter and then in accordance with Section 15.2(a)(i) (in the case of the Purchase Loan), Section 15.2 (b)(i) (in the case of the Tax Loan) and this Section 15.3.

  (c) Release and Delivery of Share Certificates at End of Purchase Loan Term. The Trust shall release and deliver to each Grantee certificates for the Shares purchased by the Grantee under the Plan at the end of the Purchase Loan Term, provided the Grantee has paid or otherwise satisfied in full the balance of the Purchase Loan, any Tax Loan and any accrued but unpaid Interest. In the event the balance of the Purchase Loan is not repaid, forgiven or otherwise satisfied within ninety (90) days after the end of the Purchase Loan Term (or such longer time as the Committee, in its sole discretion, shall provide for repayment or satisfaction), the Trust shall retain a portion of Shares purchased under the Share Purchase Award, as provided in Section 15.4(d).

  If a Grantee has not paid or otherwise satisfied the balance of the Tax Loan and any accrued but unpaid Interest thereon at the end of the Purchase Loan Term, the Trust shall retain as security for repayment of the Tax Loan and any accrued but unpaid Interest thereon the stock certificates for a portion of the Shares purchased by the Grantee pursuant to a Share Purchase Award representing Shares that have a Fair Market Value (determined as of the last day of the Purchase Loan Term) equal to 200% of the outstanding balance of the Tax Loan and any accrued but unpaid Interest thereon as of the last day of the Purchase Loan Term, such stock certificates to be retained in the possession of the Chief Financial Officer of the Trust (or the Chief Executive Officer, as the case may be) as security for repayment of such indebtedness.

  For purposes of this Section, a Grantee shall be considered to have paid in full for that number of Shares acquired with a Purchase Loan determined by multiplying the number of Shares covered by a Share Purchase Award by a fraction, the numerator of which is the sum of (i) the cumulative amount of the Purchase Loan principal which has been forgiven under Section 15.2(c) on the date such calculation is made and (ii) the portion of the Purchase Loan, if any, which has been prepaid by such date, and the denominator of which is the original principal amount of the Purchase Loan.

  In the event of a Grantee's termination of Service prior to the end of the Purchase Loan Term, the stock certificates for the Shares purchased by the Grantee pursuant to a Share Purchase Award shall be released and delivered to the Grantee (or his beneficiary) or retained by the Trust, depending upon whether the Grantee has repaid the balance of the Purchase Loan, Tax Loan and any accrued but unpaid Interest on the Purchase and Tax Loans, in accordance with Section 15.4 of this Plan.

  (d) Release and Delivery of Stock Certificates during Purchase Loan Term. On each anniversary of the grant date of a Share Purchase Award, the Trust shall release and deliver to each Grantee certificates for a portion of the Shares purchased by a Grantee pursuant to a Share Purchase Award, provided that such Grantee is employed by the Trust as of such date. The Trust shall retain as security for repayment of the Purchase Loan, the Tax Loan and any accrued but unpaid Interest thereon, a portion of the Shares purchased by a Grantee having a Fair Market Value (determined as of the day preceding the anniversary of the grant date of the Share Purchase Award each year of the Purchase Loan Term) equal to 200% of the outstanding balance of the Purchase Loan, Tax Loan and any accrued but unpaid Interest thereon as of the anniversary of the grant date of the Share Purchase Award each year during the Purchase Loan Term. Certificates representing the remaining Shares purchased pursuant to a Share Purchase Award may be delivered to such Grantee. A Grantee shall not transfer, sell or otherwise dispose of Shares released pursuant to this Section during the remainder of the Purchase Loan Term; provided, however, that such Shares may be pledged as collateral for other indebtedness of the Grantee; provided, further, however, that in the event of a Change in Control, all such transfer restrictions on such Shares shall lapse upon the Grantee's Involuntary Termination if the Grantee experiences an Involuntary Termination within one year following the consummation of the Change in Control.

  15.4. Termination of Service.

  (a) Termination of Service by Death or Disability. The Committee, in its sole discretion, may provide for the forgiveness of a Purchase Loan as of the date of Grantee's termination of Service by reason of death or Disability, in such an amount of the original principal amount of the Purchase Loan as the Committee shall designate; provided that the Grantee (or his Beneficiary, in the case of the Grantee's death) shall first tender to the Trust within one hundred and eighty (180) days of such termination of Service: (i) the amount of the Trust's minimum withholding tax obligation which would be created as a result of the forgiveness of the Purchase Loan and (ii) the amount of the balance of Grantee's Purchase Loan, Tax Loan and any accrued but unpaid Interest on such Loans.

  (b) Termination of Service by Voluntary Resignation or Without Cause. In the event of a Grantee's termination of Service by voluntary resignation, the Grantee shall repay to the Trust the entire balance of the Purchase Loan, the Tax Loan and any accrued but unpaid Interest on such Loans, which shall be deemed immediately due and payable, within ninety (90) days of the date of Grantee's termination of Service by voluntary resignation. In the event of a Grantee's termination of Service by the Trust without Cause and except as provided in Sections 15.2 and 15.3, the Grantee shall be obligated to repay the balance of the Purchase Loan, Tax Loan and any accrued but unpaid Interest on the Purchase and Tax Loans within twelve (12) months of the date of Grantee's termination of Service.

  (c) Termination of Service for Cause. In the event of a Grantee's termination of Service for Cause, the Grantee's Purchase Loan, Tax Loan, and accrued but unpaid Interest on such Loans, shall become due and payable immediately upon the date of such Grantee's termination of Service.

  (d) Retention of Share Purchase Award. If a Grantee fails to repay the balance of the Purchase Loan, Tax Loan and accrued but unpaid Interest on the Purchase and Tax Loans within the applicable time periods as provided in the Grantee's promissory notes and in this Section 15.4, the Trust shall retain that portion of the Shares acquired through a Share Purchase Award which has a Fair Market Value (as of the last day of such applicable time period) equal to the sum of the outstanding principal balance of Grantee's Purchase Loan and Tax Loan and accrued but unpaid Interest on the Purchase and Tax Loans, and the Trust shall be obligated to distribute to the Grantee stock certificates for only that portion of the Share Purchase Award which is equal in value to the difference between the Fair Market Value of the Shares covered by the Share Purchase Award and the sum of the principal balance of the Grantee's Purchase Loan and Tax Loan and the accrued but unpaid Interest on the Purchase and Tax Loans, such Fair Market Value and balance to be determined as of the date such Purchase Loan, Tax Loan and Interest payments are due as set forth in Grantee's promissory notes and the foregoing Section 15.4. Notwithstanding the foregoing, the Committee may also, in its sole discretion, choose to permit the Grantee to repay the outstanding balance and Interest on his or her Tax Loan and Purchase Loan by forfeiting Shares purchased pursuant to the Purchase Loan with a Fair Market Value equal to the outstanding balance of the Tax Loan, the Purchase Loan, and any accrued but unpaid Interest thereon.

  15.5. Restrictions on Transfer.

  No Share Purchase Award or Shares purchased through such an Award and pledged to the Trust as collateral security for the Grantee's Purchase Loan, Tax Loan and accrued but unpaid Interest thereon shall be transferable by the Grantee other than by will or by the laws of descent and distribution.

16. UNRESTRICTED SHARE AWARDS

  The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Share Award to any Grantee pursuant to which such Grantee may receive Shares free of any restrictions ("Unrestricted Shares") under the Plan. Unrestricted Share Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Grantee.

17. PERFORMANCE SHARE AWARDS

  17.1. Nature of Performance Share Awards.

  A Performance Share Award is an Award entitling the recipient to acquire Shares upon the attainment of specified performance goals. The Board may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Board in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Board may rely on the performance goals and other standards applicable to other performance unit plans of the Trust in setting the standards for Performance Share Awards under the Plan. At any time prior to the Grantee's termination of Service, the Board may in its sole discretion accelerate, waive or amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

  17.2. Rights as a Shareholder.

  A Grantee receiving a Performance Share Award shall have the rights of a Shareholder only as to Shares actually received by the Grantee under the Plan and not with respect to Shares subject to the Award but not actually received by the Grantee. A Grantee shall be entitled to receive a share certificate evidencing the acquisition of Shares under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Board).

  17.3. Termination of Service.

  Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee's rights in all Performance Share Awards shall automatically terminate upon the Grantee's termination of Service for any reason.

18. DIVIDEND EQUIVALENT RIGHTS

  18.1. Dividend Equivalent Rights.

  A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another Award or as a freestanding award.

The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

  18.2. Interest Equivalents.

  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the Award Agreement for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

  18.3. Termination of Service.

  Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee's rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee's termination of Service for any reason.

19. OUTSIDE TRUSTEE AWARDS

  19.1. Grant of Outside Trustee Awards.

  Each individual whose term as a Trustee continues after the date of each annual meeting of shareholders of the Trust commencing with the 2001 annual meeting of shareholders, and continuing until the date this Plan terminates, shall as of the date of each such annual meeting of shareholders be granted an Outside Trustee Award consisting of an Option to purchase 2,500 Shares. The exercise price for such Options shall be the Fair Market Value of a Share on the Date of Grant. All such Options shall be designated as Non-qualified Share Options and shall have a ten-year term. Such Options shall be fully exercisable six months after the Date of Grant, provided, however, in the event of a Change in Control, such Options shall become immediately and fully exercisable. If an Outside Trustee's Service terminates by reason of death or Disability, any Option held by such Outside Trustee may be exercised for a period of two years from the date of such termination or until the expiration of the Option, whichever is shorter. If an Outside Trustee's Service terminates other than by reason of death or Disability, under mutually satisfactory conditions, any Option held by such Outside Trustee may be exercised for a period of one year from the date of such termination, or until the expiration of the stated term of the Option, whichever is shorter.

  19.2. Payment of Annual Retainer.

  During the term of this Plan, each Outside Trustee shall have the option of receiving his Annual Retainer in cash or Shares or a combination of both. Each Outside Trustee shall be required to make an annual irrevocable election regarding the form of payment of his Annual Retainer. The election must be in writing and must be delivered to the Secretary of the Trust on or before May 1 of each year. If no election is made with respect to a year, an Outside Trustee's Annual Retainer for such year will automatically be paid in Shares. The Annual Retainer for a year shall be paid to the Board on the Annual Retainer Payment Date for such year. The total number of Shares to be issued to an Outside Trustee who receives Shares pursuant to this Section 19 shall be determined by dividing the dollar amount of the portion of the Annual Retainer payable in Shares for a particular year by the Fair Market Value of a Share on the Business Day immediately preceding the Annual Retainer Payment Date. In no event shall the Trust be required to issue fractional Shares. Whenever under the terms of this Section a fractional Share would otherwise be required to be issued, an amount in lieu thereof shall be paid in cash based upon the Fair Market Value of such fractional Share.

20. CERTAIN PROVISIONS APPLICABLE TO AWARDS

  20.1. Stand-Alone, Additional, Tandem, and Substitute Awards.

  Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Trust, any Affiliate, or any business entity to be acquired by the Trust or an Affiliate, or any other right of a Grantee to receive payment from the Trust or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Trust or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Deferred Shares or Restricted Shares), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options granted with an exercise price "discounted" by the amount of the cash compensation surrendered).

  20.2. Form and Timing of Payment Under Awards; Deferrals.

  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Trust or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Board shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Board or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Board or permitted at the election of the Grantee on terms and conditions established by the Board. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

  20.3. Performance and Annual Incentive Awards.

    20.3.1. Performance Conditions.

    The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 20.3.2 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code
Section 162(m), shall be exercised by the Committee and not the Board.

    20.3.2. Performance or Annual Incentive Awards Granted to Designated Covered Employees.

    If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 20.3.2.

      (i) Performance Goals Generally. The performance goals for such Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 20.3.2. Performance goals shall be objective and shall otherwise meet the requirements of

    Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance or Annual Incentive Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Grantee or to different Grantees.

      (ii) Business Criteria. One or more of the following business criteria for the Trust, on a consolidated basis, and/or specified subsidiaries or business units, geographic regions, or properties of the Trust (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index or a REIT Index; (3) net earnings; (4) pretax profits; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings;
    (13) working capital; (14) ratio of debt to shareholders' equity; (15) revenue; (16) funds from operations; (17) Share price; (18) dividends;
    (19) market share or market penetration; (20) attainment of acquisition, disposition, financing, refinancing, or capitalization goals; (21) value creation in the form of an increase in the net asset value of a real estate development or redevelopment project; and (22) attainment of leasing goals.

      (iii) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to fifteen years and achievement of performance goals in respect of Annual Incentive Awards shall be measured over a performance period of up to one year, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

      (iv) Performance or Annual Incentive Award Pool. The Committee may establish a Performance or Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Trust performance in connection with Performance or Annual Incentive Awards.

      (v) Settlement of Performance or Annual Incentive Awards; Other Terms. Settlement of such Performance or Annual Incentive Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

    20.3.3. Written Determinations.

    All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent required to comply with Code
Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

    20.3.4. Status of Section 20.3.2 Awards Under Code Section 162(m).

    It is the intent of the Trust that Performance Awards and Annual Incentive Awards under Section 20.3.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of
Section 20.3.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code
Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

21. PARACHUTE LIMITATIONS

  Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Trust or any Affiliate, except (i) an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph or (ii) an employment or other agreement between the Trust and the Grantee that specifically provides for the payment of taxes due under Section 4999 of the Code (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a "Benefit Arrangement"), if the Grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Option, Restricted Shares or Restricted Share Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Trust under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee's sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

22. REQUIREMENTS OF LAW

  22.1. General.

  The Trust shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Trust of any provision of any law or regulation of any governmental authority, including without limitation any Federal or state securities laws or regulations. If at any time the Trust shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Trust, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Trust shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Trust may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Trust shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

  22.2. Rule 16b-3.

  During any time when the Trust has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Trust that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

  22.3. Limitation Following a Hardship Distribution.

  To the extent required to comply with Treasury Regulation (S)1.401(k)- 1(d)(2)(iv)(B)(4), or any amendment or successor thereto, a Grantee's "elective and employee contributions" (within the meaning of such Treasury Regulation) under the Plan shall be suspended for a period of twelve months following such Grantee's receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under
Section 401(k) of the Code maintained by the Trust or a related party within the provisions of subsections (b), (c), (m) or (o) of Section 414 of the Code.

23. AMENDMENT AND TERMINATION OF THE PLAN

  The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares as to which Awards have not been made; provided, however, that the Board shall not, without approval of the Trust's shareholders, amend the Plan such that it does not comply with the Code. Except as permitted under this Section 23 or Section 24 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Award theretofore awarded under the Plan.

24. EFFECT OF CHANGES IN CAPITALIZATION

  24.1. Changes in Shares.

  If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Trust on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by the Trust occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Trust. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of an Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share. The conversion of any convertible securities of the Trust shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of a spin-off that results in no change in the number of outstanding Shares of the Trust, the Trust may, in such manner as the Trust deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Share Appreciation Rights.

  24.2. Reorganization in Which the Trust Is the Surviving Entity and in Which No Change in Control Occurs.

  Subject to Section 24.3 hereof, if the Trust shall be the surviving entity in any reorganization, merger, or consolidation of the Trust with one or more other entities in which no Change in Control occurs, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per Share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the Shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

  24.3. Reorganization, Sale of Assets or Sale of Shares Which Involves a Change in Control.

  (a) Subject to Section 24.3(b), upon any transaction that results in a Change in Control, (i) all outstanding Shares subject to Awards shall be deemed to have vested, and all restrictions and conditions applicable to such Shares subject to Awards shall be deemed to have lapsed, immediately prior to the occurrence of such event, and (ii) all Options outstanding hereunder shall become immediately exercisable for a period of fifteen days immediately prior to the scheduled consummation of the event. Any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event. Upon consummation of any such event, the Plan and all outstanding but unexercised Options shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Trust gives notice thereof to its shareholders.

  (b) Section 24.3(a) shall not apply to the extent provision is made in writing in connection with a transaction described in Section 24.3(a) for the assumption of such Options and other Awards theretofore granted, or for the substitution for such Options and other Awards of new options and other Awards covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided.

  (c) Notwithstanding Section 24.3(b) and except as otherwise provided in the Award Agreement or other agreement between the Grantee and the Trust, if a Grantee experiences an Involuntary Termination within one year following the consummation of a Change in Control, upon such Grantee's Involuntary Termination all outstanding Shares subject to Awards held by such Grantee shall be deemed to have vested, and all restrictions and conditions applicable to such Shares subject to Awards shall be deemed to have lapsed and (ii) all Options held by such Grantee shall become immediately fully vested and exercisable to the extent the Options remain outstanding.

  24.4. Adjustments.

  Adjustments under this Section 24 related to Shares or securities of the Trust shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

  24.5. No Limitations on Trust.

  The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Trust to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

25. POOLING

  In the event any provision of the Plan or the Award Agreement would prevent the use of pooling of interests accounting in a corporate transaction involving the Trust and such transaction is contingent upon pooling of interests accounting, then that provision shall be deemed amended or revoked to the extent required to preserve such pooling of interests. The Trust may require in an Award Agreement that a Grantee who receives an Award under the Plan shall, upon advice from the Trust, take (or refrain from taking, as appropriate) all actions necessary or desirable to ensure that pooling of interests accounting is available.

26. DISCLAIMER OF RIGHTS

  No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Trust or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Trust either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Trust. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a trustee, officer, consultant or employee of the Trust or an Affiliate. The obligation of the Trust to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Trust to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the Shares subject to an Option except to the extent the certificates for such Shares shall have been issued upon the exercise of the Option.

27. NONEXCLUSIVITY OF THE PLAN

  Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Trust for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of Share options otherwise than under the Plan.

28. WITHHOLDING TAXES

  The Trust or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Trust or the Affiliate, as the case may be, any amount that the Trust or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Trust or the Affiliate, which may be withheld by the Trust or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Trust or the Affiliate to withhold Shares otherwise issuable to the Grantee or (ii) by delivering to the Trust or the Affiliate Shares already owned by the Grantee. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Trust or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 28 may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

29. CAPTIONS

  The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

30. OTHER PROVISIONS

  Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

31. NUMBER AND GENDER

  With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

32. SEVERABILITY

  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

33. GOVERNING LAW

  The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Maryland other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards awarded hereunder to the substantive laws of any other jurisdiction.

                                     * * *

  To record adoption of the Plan by the Board as of February 14, 2001, and approval of the Plan by the shareholders on May 2, 2001, the Trust has caused its authorized officer to execute the Plan.

                                          FEDERAL REALTY INVESTMENT TRUST

                                          By:    Nancy J. Herman
                                          Title: Senior Vice President,
                                                 General Counsel and
                                                 Secretary

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